Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2001, except for Note P, as to which the date is March 19, 2001, relating to the financial statements and financial statement schedule of Consolidated Edison, Inc., which appears in the combined Annual Report on Form 10-K of Consolidated Edison, Inc., Consolidated Edison Company of New York, Inc. and Orange and Rockland Utilities, Inc. for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

New York, New York
October 22, 2001